EXHIBIT 4.1
                                 PROMISSORY NOTE

December __, 2003                                                       $_______


         FOR VALUE RECEIVED, the undersigned, NEWPORT INTERNATIONAL GROUP, INC. ("Maker"), having a business address at 73061 El Paseo, #205 Palm Desert, California 92260, hereby promises to pay to the order of __________________ ("Payee" or "Holder"), at the date of maturity set forth below, the principal amount of ____________ dollars ($_________), together with interest on the unpaid principal amount at the rate of 8% per annum, and on any overdue payment of principal at the rate of 1 1/2% per month (18% per annum), and with the principal balance and all accrued interest being due and payable 24 months from the final closing date of the Offering ("Offering") pursuant to which this Note is issued.

         1. PAYMENTS OF INTEREST AND PRINCIPAL.

         a. Interest. Maker shall pay interest to Payee on the unpaid outstanding principal balance owed to Payee hereunder at the rate of eight percent (8%) per annum to be paid quarterly commencing the quarter ending March 31, 2004. Interest may be paid in cash or common stock at the option of the Company. Common stock will be calculated at $0.75 in the event there is no public market for the common stock, or the ten-day average closing bid price of the stock prior to the end of the quarter if and when it trades publicly. Interest payment in common stock will not be subject to reset provisions contained in this Offering. Interest not paid within thirty (30) days following the end of each quarter shall cause the conversion price of both the Notes and the warrants to be issued in connection herewith to be reduced by 10% from the current conversion price per each such occurrence.

         b. Maturity. Maker shall have no duty or obligation to pay any portion of the outstanding principal amount owed hereunder, except as hereinafter provided, 24 months from the final closing date of the Offering pursuant to which this Note is issued ("Maturity"). At Maturity, all accrued interest and outstanding principal shall be due and payable, and shall be paid to Payee;

         c. Payments. All payments made hereunder shall be applied as made first to the payment of interest then due, and the balance of said payment shall be applied to the payment of the principal sum.

         2. PLACEMENT OF PAYMENT. So long as Payee shall hold this Note, all payments of principal and interest shall be made at the address of Maker as specified herein upon presentment of this Note.

         3. PREPAYMENT. From and after the date hereof, Maker shall have the option to prepay all, but not in part, the principal balance, together with accrued interest on the principal amount, of this Note. There is no prepayment penalty.

         4. CONVERSION. The Payee may convert all or any amount of the principal amount and any accrued and unpaid interest on the Note into the common stock of the Maker at a conversion price of Seventy-Five Cents ($0.75) per share of common stock, subject to adjustment as hereinafter provided. In the event the outstanding common stock of the Maker is hereafter changed into or exchanged for a different number or kind of shares, or other securities of the Maker, or of another corporation, by reason of merger, consolidation, other reorganization, recapitalization, reclassification, combination of shares,

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stock split-up, reverse stock split, forward stock split, stock dividend, or otherwise, the aggregate number, price and kind of securities subject to the conversion rights of this Note shall be adjusted appropriately.

         5. SPECIAL RESET TERMS. In the event the Maker issues any shares of its common stock or issues any options, warrants, convertible preferred stock or convertible debt issuable or convertible into common stock of the Maker at an exercise or conversion price per share less than $0.75 per share (or lesser price resulting from any subsequent reset price below $0.75) within two years following the final closing date of the Offering, then the exercise price or conversion price, as the case may be, of this Note shall be reset to such lower price. This reset provision shall not apply with regard to options and warrants covered by a Form S-8 Registration Statement for employees, directors, and consultants that are unanimously approved by the Board of Directors, provided that such Board includes a Board member nominated by vFinance Investments, Inc. or successor firm. In addition, the reset provision shall not apply with respect to any securities approved by a majority in interest of the principle amount of promissory notes issued in this Offering.

         6. DEFAULT. The occurrence of any of the following shall constitute an event of default ("Event of Default") provided such default is declared by the holders of at least 40% of the principal amount of the promissory notes issued in this Offering then outstanding:

         a. Failure to Pay. Maker fails to pay, when due, any of the obligations provided for in this Note at their due date or under any other note or obligations of Maker to the Payee;

         b. Denominated Events. The occurrence of any event expressly denominated as an Event of Default in this Note;

         c. Failure to Perform. Maker fails to perform or observe any material covenant, term or condition of this Note, or any other note or obligation issued or owing in respect to Payee and to be performed or observed by Maker, and such failure continues unremedied for a period of two (2) days after written or facsimile notice from Payee to Maker of such failure;

         d. Petition By or Against Maker. There is filed by or against Maker any petition or complaint with respect to its own financial condition under any state or federal bankruptcy law or any amendment thereto (including, without limitation, a petition or reorganization, arrangement or extension of debts) or under any other similar or insolvency laws providing for the relief of debtors;

         e. Appointment of Receiver. A receiver, trustee, conservator or liquidator is appointed for Maker, or for all or a substantial part of its assets, or Maker shall be adjudicated bankrupt or in need of any relief provided to debtors by any court; or

         f. Material Misstatements. The written materials furnished with respect to the Maker contain a material misstatement of a material fact or omits to state a material fact relevant to the Maker, its management, or the operations of the Maker.

         7. REMEDIES.

         a. Acceleration. Upon the occurrence of an Event of Default and for so long as such default is continuing:

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                  (i)      The total amount of (a) of this Note and all other
                           sums owing to Payee which are (i) then due and unpaid or (ii) thereafter to become due and payable; and (b) interest on the foregoing sums, at the rate of one and one-half percent (1 1/2%) per month, but not greater than the highest rate permitted by law, from said occurrence until paid in full (the "Default Amount") shall, at the option of Payee, become immediately due and payable without notice or demand; and

                  (ii) Payee may exercise any of the other remedies provided under applicable laws.

         8. CUMULATIVE REMEDIES; WAIVERS. No remedy referred to herein is intended to be exclusive, but each shall be cumulative and in addition to any other remedy referred to above or otherwise available to Payee at law or in equity. No express or implied waiver by Payee of any default or Event of Default hereunder shall in any way be, or be construed to be, a waiver of any future or subsequent default or Event of Default. The failure or delay of Payee in exercising any rights granted it hereunder under any occurrence of any of the contingencies set forth herein shall not constitute a waiver of any such right upon the continuation or recurrence of any such contingencies or similar contingencies, and any single or partial exercise of any particular right by Payee shall not exhaust the same or constitute a waiver of any other right provided herein.

         9. COSTS AND EXPENSES. Maker shall be liable for all costs, charges and expenses incurred by Payee by reason of the occurrence of any Event of Default or the exercise of Payee's remedies with respect thereto.

         10. NO MARSHALLING. Payee shall be under no obligation to proceed against any or all of the collateral before proceeding directly against Maker. Payee shall be under no obligation whatsoever to proceed first against any of the Collateral before proceeding against any other of the Collateral. It is expressly understood and agreed that all of the Collateral stands as equal security for all obligations described above, and that Payee shall have the right to proceed against any or all of the Collateral in any order, or simultaneously, as in its sole discretion it shall determine. It is further understood and agreed that Payee shall have the right, as it, in its sole discretion, shall determine to retain, sell or dispose of any or all of the Collateral in any order or simultaneously.

         11. OTHER REMEDIES. The remedies granted to Payee herein upon an Event of Default are not restrictive of any and all other rights and remedies of Payee provided for by this Agreement, any of the relevant documents and applicable law.

         12. MISCELLANEOUS.

         a. Waivers. No waiver of any term or condition of this Note shall be construed to be a waiver of any succeeding breach of the same term or condition. No failure or delay of Payee to exercise any power hereunder, or it insists upon strict compliance by Maker of any obligations hereunder, and no custom or other practice at variance with the terms hereof shall constitute a waiver of the right of Payee to demand exact compliance with such terms.

         b. Invalid Terms. In the event any provision contained in this Note shall, for any reason, be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Note, and this Note shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

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         c.       Successors. This Note shall be binding upon Maker, its legal representatives, successors and assigns, and inure to the benefit of Payee, its legal representatives, successors and assigns.

         d. Controlling Law. This Note shall be read, construed and governed in all respects in accordance with the laws of the State of New York.

         e. Amendments. This Note may be amended only by an instrument in writing and executed by the party against which enforcement of the amendment is sought.

         13. NOTICES. All notices, request, demands and other communications required or permitted to be given hereunder shall be sufficiently given if address to:

                  Maker:                Newport International Group, Inc.
                                        73061 El Paseo #305
                                        Palm Desert, CA  92260

                  Payee:                _________________________________
                                        _________________________________
                                        _________________________________
                                        _________________________________

posted in the U.S. Mail by certified or registered mail, return receipt requested or by overnight mail, including appropriate receipts. Any party may change said address by giving the other party hereto notice of such change of address. Notice given as hereinabove prescribed shall be deemed given on the date of its deposit in the U.S. Mail or with the overnight delivery service.

         14. HEADINGS. All section and subsection headings herein, wherever they appear, are for convenience only and shall not affect the construction of any terms herein.

         IN WITNESS WHEREOF, the undersigned has caused this Note to be executed by its duly authorized officer and its seal affixed hereto, as of the day and year first above written.

                                        NEWPORT INTERNATIONAL, INC.



                                        By:
                                            -----------------------------
                                            Cery Perle, President


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